Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Va. 20190
(703) 390-5100
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII Holdings Announces Pricing of Senior Note Offering
RESTON, VA — August 13, 2009 — NII Holdings, Inc. (Nasdaq: NIHD) today announced the pricing of the offering, through its wholly owned subsidiary NII Capital Corp., of $800 million principal amount of 10% Senior Notes due 2016. The issue price is 97.568% of the principal amount of the notes. The notes were offered in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The sale of the notes is expected to close on or about August 18, 2009. The notes will be issued by NII Capital Corp. and guaranteed by NII Holdings and all of NII Holdings’ other United States subsidiaries.
The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission. There is no assurance that NII Holdings, Inc. will complete the sale of the notes.
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